Exhibit 16.1

November 10, 2010

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

RE: China Grand Resorts, Inc (the “Company”)

Ladies and Gentlemen:

We have read the statements made by the Company under Item 9.01 of the current report on Amendment No. 1 to Form 8-K filed with the Securities and Exchange Commission on November 10, 2010 regarding the recent change of auditors. We agree with the statements contained therein concerning our firm.  We have no basis to agree or disagree with other statements made under Item 9.01.

Very truly yours,

/s/Bernstein & Pinchuk LLP

New York, NY